Exhibit 99.1

Keryx Biopharmaceuticals Announces First Quarter 2018

Financial Results

•	First quarter 2018 total revenues of $21.7 million, including net U.S. Auryxia® (ferric citrate) product sales of $20.6 million; a 96 percent increase compared to the first quarter of 2017

•	Company exchanges its convertible senior notes due 2020 in debt restructuring and financing

•	Conference call today at 8:00 a.m.

BOSTON, MA, May 10, 2018 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with kidney disease, today announced its financial results for the first quarter ended March 31, 2018. The company also reviewed its commercial progress with Auryxia and provided a general business update.

“I am excited to be serving as the interim CEO of Keryx – we are in the midst of the launch of Auryxia for the treatment of iron deficiency anemia in people living with CKD and are seeing early indicators of traction,” said Jodie Morrison, interim chief executive officer of Keryx Biopharmaceuticals. “We have a talented team that is working to ensure that we continue to bring this important medicine to patients in need. I am impressed by the team’s resounding commitment to Auryxia and am focused on working with the team to serve our patients, accelerate growth and create shareholder value.”

Business Highlights

•	Net U.S. Auryxia product sales were $20.6 million in the first quarter of 2018, as compared to $10.5 million in the same quarter in 2017, representing growth of 96 percent.

•	Approximately 34,600 Auryxia prescriptions were reported in the first quarter of 2018, representing 6.9 million Auryxia tablets. This compares to approximately 15,800 prescriptions and 3.4 million Auryxia tablets in the first quarter of 2017.

•	The company launched Auryxia for the treatment of iron deficiency anemia in adults living with chronic kidney disease, not on dialysis, late in the fourth quarter of 2017 and is pleased with the progress in this market to date.

•	The company exchanged its $125 million convertible senior notes due 2020 issued in 2015 and raised an additional $10 million in a private transaction with funds managed by The Baupost Group L.L.C. As part of the exchange, the company issued new $164.746 million convertible senior notes due 2021, which are convertible into shares of the company’s common stock based on a conversion price of $4.63 per share, the closing price of the company’s common stock on Monday May 7, 2018, the day before we entered into the definitive agreement for the exchange. The new notes allow the company to pursue an asset-based revolving line of credit facility, for up to $40 million, as a non-dilutive financing source that could leverage the company’s growing asset base.

First Quarter Ended March 31, 2018 Financial Results

“Revenue growth in the first quarter of 2018, as compared to the first quarter of 2017, was driven by an increase in Auryxia prescription and tablet demand, partially offset, by a reduction in the net price realized per tablet due to an increase in our gross-to-net adjustment,” said Scott Holmes, senior vice president and chief financial officer of Keryx Biopharmaceuticals. “We recently restructured our existing convertible senior notes with Baupost through an exchange transaction that brought in an additional $10 million of capital and extended the maturity date of the debt. Additionally, we have a commitment letter in hand for an asset-based revolving credit facility of up to $40 million that we expect to close in the coming weeks. This non-dilutive financing instrument would provide further financial flexibility to our company as we continue to increase demand for Auryxia in both indications.”

Total revenues for the quarter ended March 31, 2018 were approximately $21.7 million, compared with $11.8 million during the same period in 2017. Total revenues for the first quarter of 2018 consist of approximately $20.6 million in net U.S. Auryxia product sales, as compared to $10.5 million in the first quarter of 2017. Total revenues for the first quarter of 2018 also include $1.1 million in license revenue, as compared to $1.3 million during the same period in 2017.

Cost of goods sold for the quarter ended March 31, 2018 were $9.6 million, compared with $4.3 million during the same period in 2017.

Selling, general and administrative expenses for the quarter ended March 31, 2018 were $25.8 million, as compared to $23.1 million during the same period in 2017. Selling, general and administrative expenses for the quarter ended March 31, 2018 included $2.9 million in non-cash stock compensation expense, as compared to $3.0 million during the first quarter of 2017.

Research and development expenses for the quarter ended March 31, 2018 were $8.4 million, as compared to $6.8 million during the same period in 2017. Research and development expenses for the quarter ended March 31, 2018 included $0.8 million in non-cash stock compensation expense, as compared to $0.6 million during the same period in 2017.

Net loss for the quarter ended March 31, 2018 was $21.9 million, or $0.18 per share, as compared to a net loss of $23.0 million, or $0.21 per share, for the comparable period in 2017.

Cash and cash equivalents as of March 31, 2018 totaled $60.1 million.

Conference Call Information

Keryx Biopharmaceuticals will host an investor conference call today, May 10, 2018, at 8:00 a.m. ET to discuss financial results for the first quarter of 2018. To participate in the conference call, please dial (888) 584-2172, (774) 264-7578 (international) and refer to conference ID: 4076397. The call will also be webcast with slides, which will be accessible through the Investors & Media section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for approximately 15 days after the call.

About Auryxia® (ferric citrate) tablets

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration (FDA) on September 5, 2014 for the control of serum phosphorus levels in patients with chronic kidney disease on dialysis and approved by the FDA on November 6, 2017 for the treatment of iron deficiency anemia in patients with chronic kidney disease not on dialysis. Auryxia tablets were designed to contain 210 mg of ferric iron, equivalent to 1 gram of ferric citrate, and offers convenient mealtime dosing. The starting dose of Auryxia for the treatment of hyperphosphatemia for patients on dialysis is six tablets per day (two per meal) and for the treatment of iron deficiency anemia in patients not on dialysis is three tablets per day (one per meal). For more information about Auryxia and the U.S. full prescribing information, please visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

CONTRAINDICATION

AURYXIA® (ferric citrate) is contraindicated in patients with iron overload syndromes, e.g., hemochromatosis.

WARNINGS AND PRECAUTIONS

•	Iron Overload: Increases in serum ferritin and transferrin saturation (TSAT) were observed in clinical trials with AURYXIA in patients with chronic kidney disease (CKD) on dialysis treated for hyperphosphatemia, which may lead to excessive elevations in iron stores. Assess iron parameters prior to initiating AURYXIA and monitor while on therapy. Patients receiving concomitant intravenous (IV) iron may require a reduction in dose or discontinuation of IV iron therapy.

•	Risk of Overdosage in Children Due to Accidental Ingestion: Accidental ingestion and resulting overdose of iron-containing products is a leading cause of fatal poisoning in children under 6 years of age. Advise patients of the risks to children and to keep AURYXIA out of the reach of children.

ADVERSE REACTIONS

Most common adverse reactions with AURYXIA were:

•	Hyperphosphatemia in CKD on Dialysis: Diarrhea (21%), discolored feces (19%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%)

•	Iron Deficiency Anemia in CKD Not on Dialysis: Discolored feces (22%), diarrhea (21%), constipation (18%), nausea (10%), abdominal pain (5%) and hyperkalemia (5%)

SPECIFIC POPULATIONS

•	Pregnancy and Lactation: There are no available data on AURYXIA use in pregnant women to inform a drug-associated risk of major birth defects and miscarriage. However, an overdose of iron in pregnant women may carry a risk for spontaneous abortion, gestational diabetes and fetal malformation. Data from rat studies have shown the transfer of iron into milk, hence, there is a possibility of infant exposure when AURYXIA is administered to a nursing woman.

To report suspected adverse reactions, contact Keryx Biopharmaceuticals at 1-844-445-3799.

Please click here to view the Full Prescribing Information for Auryxia.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is focused on the development and commercialization of innovative medicines that provide unique and meaningful advantages to people with kidney disease. The Keryx team consists of approximately 200 committed people working with passion to advance the care of people with this complex disease. This dedication has resulted in two FDA-approved indications for Keryx’s first medicine, Auryxia® (ferric citrate) tablets. For more information about Keryx, please visit www.keryx.com.

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Net U.S. Auryxia product sales	20,622	10,505
License revenue	1,129	1,314

Total Revenues	21,751	11,819

Costs and Expenses:
Cost of goods sold	9,601	4,273
Research and development	8,388	6,764
Selling, general and administrative	25,837	23,103
License expense	677	789

Total Costs and Expenses	44,503	34,929

Operating Loss	(22,752)	(23,110)

Other income	222	114

Loss Before Income Taxes	(22,530)	(22,996)

Income tax (benefit) expense	(634)	20

Net Loss	(21,896)	(23,016)

Net Loss Per Common Share

Basic and diluted net loss per common share	(0.18)	(0.21)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	119,844,320	107,071,634

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	60,087	93,526
Accounts receivable	12,889	8,146
Inventory	35,443	28,695
Other current assets	11,130	11,199
Total assets	140,122	158,872

Liabilities and Stockholders’ Deficit
Accounts payable and accrued expenses	44,522	45,031
Convertible senior notes	125,000	125,000
Total liabilities	171,730	172,967
Stockholders’ deficit	(31,608)	(14,095)

Forward-Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization of and demand for Auryxia and the potential asset-based revolving credit facility, including the expectation to close such facility and the impact it may have on us, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully transition the chief executive role to Ms. Morrison and to a permanent chief executive; our ability to successfully negotiate and enter into definitive agreements with respect to the asset-based revolving credit facility; the risk that the borrowing base we may utilize at any one time under the asset-based revolving credit facility, if successfully entered into, may be significantly lower than the total commitment; our ability to successfully market Auryxia and whether we can increase adoption of Auryxia in patients with CKD on dialysis and successfully launch Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; our ability to continue to supply Auryxia to the market; the risk that increased utilization by Medicare Part D subscribers will increase our gross-to-net adjustment greater than we anticipate; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICALS CONTACT:

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519; amy.sullivan@keryx.com